Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in Amendment No. 1 to Form S-3 of the Registration Statement of Vivint Smart Home, Inc. on Form S-1, of our report dated March 13, 2020, relating to the balance sheets of Vivint Smart Home, Inc. (f/k/a Mosaic Acquisition Corp.) as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2019 and 2018 and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
March 18, 2020